Exhibit 99.4

Alon USA Partners, LP Announces $450 Million Offering of Senior Notes due 2022

DALLAS, Nov. 12, 2014 /PRNewswire/ – Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) and its wholly owned subsidiary Alon USA Partners Finance Co. (“Alon Finance”) today announced that they intend to offer, subject to market conditions, $450 million aggregate principal amount of senior notes due 2022 in an offering to eligible purchasers (the “Offering”). The notes initially will be guaranteed on a senior unsecured basis by all of Alon Partners’ current subsidiaries (other than Alon Finance) and by certain future subsidiaries.

Alon Partners intends to use the net proceeds from the Offering, together with an issuance of common units representing limited partner interests in Alon Partners to a subsidiary of Alon USA Energy, Inc. (NYSE: ALJ) (“Alon Energy”), to fund the cash portion of its separately announced pending acquisition of Alon Energy’s Krotz Springs refinery, to repay in full and terminate its term loan facility and for general partnership purposes, including repayment of borrowings under its revolving credit facility, if any.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The notes and the related guarantees will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alon Partners

Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon Energy. Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

Safe Harbor Statement and Disclaimer

Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission. Alon Partners has no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Alon Partners becomes aware of, after the date hereof.